EXHIBIT 99.1

PRESS RELEASE

For more information contact:	June 9, 2009
Lisa Free (334) 676-5105

COLONIAL BANK SIGNS ORDER WITH FDIC AND STATE OF

ALABAMA

MONTGOMERY, Ala. - (NYSE: CNB) The Colonial BancGroup, Inc. announced today its subsidiary Colonial Bank (Bank) has entered into a Stipulation and Consent agreeing to the issuance of an Order to Cease and Desist (Order) with the Federal Deposit Insurance Corporation (FDIC) and the Alabama State Banking Department. Pursuant to the Order, Colonial agreed to take certain actions intended to address various issues that have impacted the Bank’s financial condition and performance. Among other things, the Order generally provides for the on-going management and oversight of the Bank, an increase in the Bank’s capital levels, a reduction in the Bank’s level of criticized assets, a reduction in concentrations of credit and improvement in the Bank’s earnings. A copy of the Order is included in an 8-K filed today with the SEC. The 8-K can be accessed through the Company’s website at www.colonialbank.com or at the SEC website at www.sec.gov.

“We are committed to working with the FDIC and State of Alabama to implement the actions required by the Order. We will do so while continuing to meet the needs of our customers in the communities we serve. Rest assured that we are committed to providing the products, services and responsiveness our customers expect and deserve. This Order does not affect customer deposit accounts or loans. Deposits in Colonial will continue to be covered by FDIC insurance up to $250,000 and on noninterest bearing transaction accounts and interest bearing transaction accounts earning a rate of .50 percent or less, insurance is unlimited. While we are dedicated to working to resolve these serious issues, we want our customers to be confident in knowing that Colonial is committed to customer value and delivering the kind of service that’s hard to find these days,” said Lewis Beville, Colonial’s President and CEO.

About Colonial

Colonial BancGroup operates 353 branches in Florida, Alabama, Georgia, Nevada and Texas with over $26 billion in assets. The Company’s common stock is traded on the New York Stock Exchange under the symbol CNB and is located online at www.colonialbank.com. In some newspapers, the stock is listed as ColBgp.

This release includes “forward-looking statements” within the meaning of the federal securities laws. Words such as “believes,” “estimates,” “plans,” “expects,” “should,” “may,” “might,” ,”could”, “outlook,” “potential”, “would” and “anticipates,” the negative of these terms and similar expressions, as they relate to The Colonial BancGroup, Inc. (BancGroup) (including its subsidiaries or its management), are intended to identify forward-looking statements. The forward-looking statements in this release are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by such statements. In addition to factors mentioned elsewhere in this release or previously disclosed in BancGroup’s SEC reports (accessible on the SEC’s website at www.sec.gov or on BancGroup’s website at www.colonialbank.com), the following factors, among others, could cause actual results to differ materially from forward-looking statements and future results could differ materially from historical performance. These factors are not exclusive:

•	losses in our loan portfolio are greater than estimated or expected;
•

an inability to raise additional capital on terms and conditions that are satisfactory including the failure to close on Colonial’s pending agreement with Taylor, Bean & Whitaker Mortgage Corp. (“TBW”);

•	regulatory conditions or requirements could be imposed upon either Colonial or TBW that could make consummation of the transaction between Colonial and TBW impracticable;
•	failure to receive final approval and actual funding from the U.S. Treasury Department’s Capital Purchase Program;
•	failure to comply with the recent regulatory order and additional regulatory measures that could be imposed as a result;
•	the impact of current economic conditions and the results of our operations on our ability to borrow additional funds to meet our liquidity needs;
•

economic conditions affecting real estate values and transactions in BancGroup’s market and/or general economic conditions, either nationally or regionally, that are less favorable or take longer to recover than expected;

•	changes in the interest rate environment which expand or reduce margins or adversely affect critical estimates as applied, projected returns on investments, and fair values of assets;
•	continued or sustained deterioration of market and economic conditions or business performance could increase the likelihood that we would have an additional goodwill impairment charge;
•	deposit attrition, customer loss, or revenue loss in the ordinary course of business;
•	increases in competitive pressure in the banking industry and from non-banks;
•	costs or difficulties related to the integration of the businesses of BancGroup and institutions it acquires are greater than expected;
•	the inability of BancGroup to realize elements of its strategic and operating plans for 2009 and beyond including a reduction of assets in order to improve capital ratios;
•	the anticipated cost savings and revenue enhancements from the Colonial 1st program may not be achieved in their entirety or accomplished within our expected time frame;
•	natural disasters in BancGroup’s primary market areas which result in prolonged business disruption or materially impair the value of collateral securing loans;
•	management’s assumptions and estimates underlying critical accounting policies prove to be inadequate or materially incorrect or are not borne out by subsequent events;
•	the impact of recent and future federal and state regulatory changes;

•	current or future litigation, regulatory investigations, proceedings, inquiries or directives;
•	strategies to manage interest rate risk may yield results other than those anticipated;
•	changes which may occur in the regulatory environment;
•	a significant rate of inflation (deflation);
•	unanticipated litigation or claims;
•	changes in the securities markets;
•	acts of terrorism or war; and
•

details of the recently enacted Emergency Economic Stabilization Act of 2008, the American Recovery and Reinvestment Act of 2009, the Homeowner Affordability and Stability Plan and various announced and unannounced programs implemented by the U.S. Treasury Department and bank regulators to address capital and liquidity concerns in the banking system, are still being finalized and may have a significant effect on the financial services industry and BancGroup.

Many of these factors are beyond BancGroup’s control. The reader is cautioned not to place undue reliance on any forward looking statements made by or on behalf of BancGroup. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. BancGroup does not undertake any obligation to update or revise any forward-looking statements.

3